Exhibit 99.2

Alliance One International, Inc. 8001 Aerial Center Parkway Post Office Box 2009 Morrisville, NC 27560-2009 USA	Tel: 919 379 4300 Fax: 919 379 4346 www.aointl.com

NEWS RELEASE	Contact: Joel Thomas
(919) 379-4300

Alliance One International CEO Letter to Shareholders

Morrisville, NC – February 8, 2018 – Alliance One International, Inc. (NYSE: AOI) CEO Letter to Shareholders

Dear Shareholders,

With this letter, we share with you what may be one of the most important developments for our company since the formation of Alliance One International, 13 years ago.

Honor our past as we proudly pursue our future. This is one of the many mantras we live by here at Alliance One. Over the past year, we have spent a lot of time defining what we stand for through the lens of our people. Today these words are especially important to us. We started as a group of ambitious people who came together to create significant impact among international leaf merchants.

Today, Alliance One does so much more than grow and package tobacco leaves. We are an agricultural company who puts the farmer at the heart of everything we do. We are a community of people who have the courage to lead, who commit to and support each other, and who promote and protect quality outcomes.

At Alliance One, we believe everything we do is to transform people’s lives so that together we can grow a better world. We are clear that our collective purpose will be at the forefront of change—with each next move well-measured, intentional and dependent upon one another.

In our third quarter earnings release posted today, you will see exciting new investments made to diversify our lines of products and services. These investments are part of our ‘One Tomorrow’ transformation campaign and will require sustained momentum and continued diligence. As we move to the future, we plan to build on our core competencies and add new capabilities that fit cohesively into our value-added business model.

The balance for any company is to invest in tomorrow, while delivering results today. With this in mind, we have an intense focus on running the company well. Our desire to provide customers with a consistent quality product and maintain our position at the forefront of emerging trends, drives us to innovate on their behalf. Innovation and scaling our services are equally essential to Alliance One’s success.

It is a great responsibility to know that there are people around the globe depending on us to be successful in our execution. We expect there will be lessons learned along the way and we are committed to being open and transparent with all of you. I’d like to thank you, our shareholders, for giving us your trust and the fuel to drive forward on this journey.

Sincerely,

/s/ Pieter Sikkel

Pieter Sikkel

President and Chief Executive Officer

Alliance One International, Inc.

As we drive into a new era, we pledge to:

•	Focus on the core: Our core leaf business will remain a focus for our people around the globe. To strengthen and scale operations, we will streamline logistics and be laser focused on our traceability and sustainability efforts. Services from the core will be leveraged across new business lines.

•	Seize compelling market opportunities: Our customer landscape is evolving. One unique strength is our ability to meet complex customer needs with precision. We will leverage this in new ways and capitalize on strategic opportunities, keeping the customer at the core of everything we do.

To the Alliance One community, here is our sincere commitment:

•	To our farmers: we will always put you at the heart of everything we do.

•	To our employees: we will commit to providing an environment where we can grow together.

•	To our customers: we will strive for excellence so you can take pride in choosing us.

•	To our partners: we will continue to trust and respect you, we are on this journey together.

•	To our shareholders: we will remain disciplined and focused on returning the value you expect.